Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Lions Gate Entertainment Corp. of our reports dated June 1, 2010 with respect to the consolidated financial statements, schedule, and effectiveness of internal control over financial reporting of Lions Gate Entertainment Corp., included in Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the year ended March 31, 2010:

Form S-3	Form S-8

No. 333-109101	No. 333-122275
No. 333-114148	No. 333-145068
No. 333-122580	No. 333-146296
No. 333-123652	No. 333-146251
No. 333-128518	No. 333-111022
No. 333-128519	No. 333-107266
No. 333-131975
No. 333-133023
No. 333-144231
No. 333-164960
/s/ Ernst & Young LLP
Los Angeles, California
June 1, 2010